Exhibit 99.1
     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. ANNOUNCES AGREEMENT TO OUTSOURCE DISTRIBUTION FOR ITS NINETY-NINE RESTAURANTS CONCEPT AND SELL RELATED ASSETS
NASHVILLE, Tenn. (June 15, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, announced today that it has entered into an agreement with Reinhart FoodService, L.L.C. (“Reinhart”) to outsource food and supply distribution for Ninety Nine Restaurants, and to sell related assets at its distribution facility in Bellingham, Massachusetts. The Company reported that it expects the transactions to reduce its investment in non-restaurant assets and to reduce its ongoing expenses. The transactions are expected to close in mid-August.
•	Reinhart will sublease and continue to operate the Bellingham facility for an interim period that is expected to be less than one year, as it expands its existing distribution facility in New Bedford, Massachusetts. At the end of this interim period, Reinhart will provide distribution services to Ninety Nine from its expanded facility in New Bedford.

•	At closing, Reinhart will purchase substantially all of the Company’s assets in Bellingham, including inventories and certain fixed assets, for estimated cash proceeds, net of reductions in accounts payable, of between $6 and $8 million.

•	Reinhart has agreed to extend offers to hire the then-current Bellingham employees at the time of closing at their current compensation levels.

•	Other than the expected proceeds from the sale of inventories and fixed assets, the Company does not expect this transaction to have an impact on its financial position or results of operations in its 2009 fiscal year.

•	Depending upon its ability to sublease the Bellingham facility, the Company expects this transaction to reduce its ongoing cost of food and beverage after the interim period by between $0.2 and $0.4 million per year.

CHUX Announces Outsourcing of Ninety Nine Distribution

June 15, 2009
“Since we opened the facility four years ago, our in-house distribution team in Bellingham has done an outstanding job providing warehousing and distribution services to the Ninety Nine Restaurants,” said Jeffrey D. Warne, president and chief executive officer of O’Charley’s Inc. “With their reputation for customer service and as a great place to work, we are confident that Reinhart FoodService will provide great service to our restaurants and great opportunities for our team members. With the changes announced today, the management team at Ninety Nine can now focus exclusively upon managing and improving its great brand, while our Company reduces its investment in non-restaurant assets and reduces its ongoing expenses.”
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 245 restaurants in 20 states in the Southeast and Midwest, including 233 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
About Reinhart FoodService
Reinhart FoodService, L.L.C. is a family-owned company headquartered in LaCrosse, Wis. It was founded in 1972, and with $3.5 billion in annual revenue in 2008 it is now the fifth-largest broadline foodservice distributor in the United States. Reinhart operates 25 distribution centers covering 37 states, and has over 5,000 employees. Reinhart serves over 25,000 customers, including chain and independent restaurants, hospitals, universities, and military bases.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of O’Charley’s Inc. relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including the projected cash proceeds and savings resulting from the supply chain changes, may be affected by certain risks and uncertainties, including, but not limited to the risk that the transactions with Reinhart FoodServices will not close; the Company’s ability to implement and realize projected savings from changes to its supply chain; the possibility that the final determination of the value of the inventories and fixed assets to be sold as part of the supply chain changes may be less than the amounts projected; the Company’s ability to sublease the Bellingham facility; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any

CHUX Announces Outsourcing of Ninety Nine Distribution

June 15, 2009
revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.